                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         PHILIP MORRIS COMPANIES INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         PHILIP MORRIS COMPANIES INC.
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                      LOGO

                                 PHILIP MORRIS
                                 COMPANIES INC.


MICHAEL A. MILES                                              120 PARK AVENUE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                          NEW YORK, NY 10017

                                                                   March 7, 1994

DEAR STOCKHOLDER:

You are cordially invited to attend the 1994 Annual Meeting of Stockholders of Philip Morris Companies Inc. The meeting will be held at 9:30 a.m. on Thursday, April 21, 1994, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia.

At the meeting, we will elect eighteen directors and act upon the selection of auditors. If presented, we will also vote on four stockholder proposals. There will also be a report on the Company's business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. As seating is limited, we suggest you arrive by 8:45 a.m., when the auditorium will be opened. If the auditorium is filled, there will be additional seating outside the auditorium from which the proceedings may be viewed. Those needing special assistance at the meeting are requested to write the Corporate Secre-tary at 120 Park Avenue, New York, NY 10017. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring a proxy or letter from the broker or nominee confirming your ownership of shares.

The vote of each stockholder is important. I urge you to sign, date and return the enclosed proxy card as promptly as possible. In this way, you can be sure your shares will be voted, and you will spare your Company the expense of a follow-up mailing.

                                     Sincerely,

                                     /s/ Michael A. Miles



              FOR FURTHER INFORMATION ABOUT THE ANNUAL MEETING,
                          PLEASE CALL 1-800-367-5415

                          PHILIP MORRIS COMPANIES INC.
                                120 Park Avenue
                            New York, New York 10017

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD THURSDAY, APRIL 21, 1994

To the Stockholders of
PHILIP MORRIS COMPANIES INC.

The annual meeting of stockholders of Philip Morris Companies Inc. will be held on Thursday, April 21, 1994, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, at 9:30 a.m. to:

  (1) Elect eighteen directors;

  (2) Act upon the selection of auditors for the fiscal year ending December 31, 1994;

  (3) Act upon four stockholder proposals if presented by their proponents;
      and

  (4) Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock, $1 par value, at the close of business on March 3, 1994, will be entitled to vote at the meeting.

                                          Dede Thompson Bartlett
                                          Vice President and Secretary

March 7, 1994

                                PROXY STATEMENT

SOLICITATION OF PROXIES

This proxy statement is furnished by the Board of Directors (the "Board") of Philip Morris Companies Inc., 120 Park Avenue, New York, New York 10017, in connection with its solicitation of proxies for use at the annual meeting of stockholders to be held on Thursday, April 21, 1994, at 9:30 a.m., at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about March 7, 1994. Holders of record of Common Stock, $1 par value (the "Common Stock"), at the close of business on March 3, 1994 will be entitled to one vote for each share held on all matters to come before the meeting. On February 22, 1994, there were outstanding 877,325,235 shares of Common Stock.

A proxy on the enclosed form may be revoked at any time before it has been ex-ercised. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board. The proxy will also serve to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of any defined contribution plan sponsored by the Company how to vote the plan shares of a participating stockholder or employee.

VOTING AT THE MEETING

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be in-cluded in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the selection of auditors and for each stockholder proposal must exceed the votes cast against such mat-ters. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast.

Stockholders' proxies are received by the Company's independent proxy process-ing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will pro-vide aggregate figures rather than names of stockholders. The independent in-spectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

                               ----------------

As used herein, the term "Company" or "Philip Morris" includes Philip Morris Companies Inc. from July 1, 1985 and Philip Morris Incorporated prior to July 1, 1985 and, where appropriate, their subsidiaries.

                             ELECTION OF DIRECTORS

GENERAL INFORMATION

The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them each month as well as by operating and financial reports made at Board and committee meetings by the Chairman of the Board and other officers. In addition, the Board has an annual two or three-day meeting to review the Company's Five-Year Plan.

Regular meetings of the Board are held each month, except July. The organiza-tional meeting follows immediately after the annual meeting of stockholders. The Board held eleven regular monthly meetings in 1993.

                               ----------------

COMMITTEES OF THE BOARD

Various committees have been established by the Board to assist it in the dis-charge of its responsibilities. Certain of these committees are described be-low. The biographical information on the nominees for director, which begins on page 3 of this proxy statement, includes committee memberships currently held by each nominee.

The AUDIT COMMITTEE meets with management, the Company's independent accoun-tants and its internal auditors to consider the adequacy of the Company's in-ternal controls and other financial reporting matters. The Audit Committee rec-ommends to the Board the engagement of the Company's independent accountants, discusses with the independent accountants their audit procedures, including the proposed scope of the audit, the audit results and the accompanying manage-ment letters and, in connection with determining their independence, reviews the services performed by the independent accountants. This committee, which also monitors compliance with the Company's Business Conduct Policy, consists of six non-employee directors and met four times in 1993.

The COMMITTEE ON PUBLIC AFFAIRS AND SOCIAL RESPONSIBILITY reviews and monitors the Company's policies, practices and programs with respect to public issues of importance to stockholders, the Company and the general public to the extent those matters are not the responsibility of other committees of the Board. This committee met four times in 1993. Thirteen directors have been designated mem-bers of this committee.

The COMPENSATION COMMITTEE, consisting of five non-employee directors, held five meetings in 1993. This committee determines cash remuneration arrangements for the highest paid executives and administers the Company's stock option and incentive compensation plans. The report of the Compensation Committee on Exec-utive Compensation appears on pages 9 to 11 of this proxy statement.

The CORPORATE EMPLOYEE PLANS INVESTMENT COMMITTEE, consisting of six directors, held seven meetings in 1993. This committee oversees the investment of certain employee benefit plan assets.

The EXECUTIVE COMMITTEE has authority to act for the Board on most matters dur-ing intervals between Board meetings. Eight directors have been designated mem-bers of this committee, which met once in 1993.

The FINANCE COMMITTEE consists of nine directors and met four times in 1993. It monitors the financial condition of the Company and advises the Board with re-spect to financing needs and dividend policy.

The NOMINATING COMMITTEE consists of eight non-employee directors and met three times in 1993. This committee reviews the qualifications of candidates sug-gested by Board members, management, stockholders and other sources, considers the performance of incumbent directors in determining whether to nominate them for reelection and recommends to the Board a slate of nominees for election as directors.

                               ----------------

THE NOMINEES

It is proposed that eighteen directors be elected to hold office until the next annual meeting of stockholders and until their successors have been elected. The Nominating Committee has recommended to the Board the persons named below as management's nominees and, unless otherwise marked, a proxy will be voted for such persons. J.A. Cordido-Freytes and T. Justin Moore, Jr. are not eligible for reelection. Each of the nominees currently serves as a director and was elected by the stockholders at the 1993 annual meeting, ex-cept for Stephen M. Wolf, who was elected by the Board on November 24, 1993. All nominees attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during 1993, except Rupert Murdoch.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the By-Laws to reduce the number of directors.

             ELIZABETH E.         Dr. Bailey assumed her present position on
             BAILEY               July 1, 1991, having served from July 1990
             John C. Hower        to June 1991 as a professor of industrial
             Professor of         administration at Carnegie-Mellon University
[PHOTO] Public Policy & and as a visiting scholar at the Yale School Management, The of Organization and Management. From 1983 to Wharton School of 1990, she was dean of the Graduate School of the University of Industrial Administration of Carnegie-Mellon
             Pennsylvania,        University. Dr. Bailey serves as a director
             Philadelphia, PA     of the College Retirement Equities Fund, CSX
                                  Corporation, Honeywell Inc. and National
                                  Westminster Bancorp Inc. and as a trustee of the Brookings Institution and the National
                                  Bureau of Economic Research. She is a member of the Audit and Public Affairs and Social
                                  Responsibility Committees.

             Director since
             1989

             Age: 55

- -------------------------------------------------------------------------------

             MURRAY H. BRING      First employed by the Company in 1988, Mr.
             Senior Vice          Bring had been a partner in Arnold & Porter,
             President and        Washington, DC, from 1967 to 1988. He became
             General Counsel      Associate General Counsel of the Company on
                                  January 1, 1988 and assumed his present po-sition on July 1, 1988. He is a director of the Whitney Museum of American Art, the New
[PHOTO]                           York University Law Center Foundation, The
                                  New York City Opera and The Legal Aid Socie-ty. Mr. Bring is an ex-officio member of the Committee on Public Affairs and Social Re-sponsibility.

             Director since
             1988

             Age: 59

- -------------------------------------------------------------------------------

             HAROLD BROWN         Dr. Brown assumed his present position at
             Counselor, Center    the Center for Strategic and International
             for Strategic and    Studies on July 1, 1992. Prior thereto and
             International        from 1984, he was chairman of the Foreign
[PHOTO]      Studies,             Policy Institute of the School of Advanced
             Washington, DC;      International Studies, The Johns Hopkins
             Partner, Warburg     University. Dr. Brown has been a partner of
             Pincus & Co., New    Warburg Pincus & Co. since 1990. Dr. Brown
             York, NY, venture    is a director of Alumax Inc., CBS Inc.,
             capital              Cummins Engine Co. Inc., International Busi-
                                  ness Machines Corporation and Mattel, Inc.
                                  Dr. Brown is a member of the Compensation, Corporate Employee Plans Investment, Fi-nance, Nominating and Public Affairs and So-cial Responsibility Committees.

             Director since
             1983

             Age: 66

- -------------------------------------------------------------------------------

             WILLIAM H.           Mr. Donaldson assumed his present position
             DONALDSON            on January 2, 1991. Prior thereto and from
             Chairman and         1980, he was chairman and chief executive
             Chief Executive      officer of Donaldson Enterprises Incorporat-
[PHOTO]      Officer of the       ed. He serves as a director of Aetna Life
             New York Stock       and Casualty Co., Honeywell Inc., the Car-
             Exchange, Inc.,      negie Endowment for World Peace, the Commit-
             New York, NY         tee for Economic Development, the Lincoln
                                  Center for the Performing Arts, Inc. (of which he is Treasurer), the New York City
                                  Partnership and the Business Council of New
                                  York State and as a trustee of the Marine
                                  Corps Command & Staff College Foundation.
                                  Mr. Donaldson is chairman of the Corporate
                                  Employee Plans Investment Committee and a member of the Audit, Executive, Finance and Nominating Committees.

             Director since
             1979

             Age: 62

- -------------------------------------------------------------------------------

             PAUL W. DOUGLAS Mr. Douglas served as chairman and chief ex-Retired; formerly ecutive officer of the Pittston Company from
             Chairman and         1984 to October 1, 1991. He serves as a di-
             Chief Executive      rector of Holmes Protection Group, Inc., The
[PHOTO]      Officer of The       New York Life Insurance Company, MacMillan
             Pittston Company,    Bloedel Limited, Phelps Dodge Corporation
             Greenwich, CT,       and U.S. Trust Corporation. Mr. Douglas is a
             coal and             member of the Audit, Compensation and Execu-
             transportation       tive Committees.
             services

             Director since
             1980

             Age: 67


- -------------------------------------------------------------------------------

             JANE EVANS           Ms. Evans assumed her present position in
             Vice President       April 1991. From 1987 to 1989, she was a
             and General          general partner of Montgomery Securities and
             Manager, Home &      from 1989 until 1991 president and chief ex-
[PHOTO]      Personal Services    ecutive officer of the InterPacific Retail
             Division, U.S.       Group. Ms. Evans serves as a director of
             West                 BancOne-Arizona Corp., Edison Brothers
             Communications,      Stores, Inc., Kaufman and Broad Home Corpo-
             Inc., Phoenix, AZ    ration, The Heard Museum, the Ladies Profes-
                                  sional Golf Association and the Phoenix
                                  United Way. She is a member of the Nominat-ing and Public Affairs and Social Responsi-bility Committees.

             Director since
             1981

             Age: 49

- -------------------------------------------------------------------------------

             ROBERT E. R.         Mr. Huntley became counsel to the firm of
             HUNTLEY              Hunton & Williams in 1988, having served as
             Counsel, Hunton &    chairman, president and chief executive of-
             Williams,            ficer of Best Products Co., Inc. from 1987
[PHOTO]      Richmond, VA,        to November 1988. Mr. Huntley serves as a
             attorneys            director of Sprint Corp. He is chairman of
                                  the Audit Committee and a member of the Com-pensation, Finance and Public Affairs and Social Responsibility Committees.

             Director since
             1976


             Age: 64
- -------------------------------------------------------------------------------

             HAMISH MAXWELL       First employed by the Company in 1954, Mr.
             Chairman of the      Maxwell was Chairman of the Board and Chief
             Executive            Executive Officer from 1984 until his re-
             Committee            tirement in 1991. He serves as a director of
[PHOTO]                           Bankers Trust New York Corporation, Bankers
                                  Trust Company and The News Corporation Lim-ited. Mr. Maxwell is chairman of the Execu-tive Committee and a member of the Corporate
                                  Employee Plans Investment Committee.

             Director since
             1974

             Age: 67

- -------------------------------------------------------------------------------

             MICHAEL A. MILES     First employed by Kraft, Inc. ("Kraft") in
             Chairman of the      1982 as President and Chief Operating Offi-
             Board and Chief      cer, Mr. Miles became President and Chief
             Executive Officer    Operating Officer of the Kraft General Foods
                                  Group, now Kraft General Foods, Inc. ("Kraft
[PHOTO]                           General Foods") in March 1989, President and
                                  Chief Executive Officer in September 1989 and Chairman and Chief Executive Officer of
                                  Kraft General Foods in December 1989 when he became Vice Chairman of the Company. He be-came Deputy Chairman of the Company in April
                                  1991, and Chairman of the Board and Chief
                                  Executive Officer of the Company on Septem-ber 1, 1991. Mr. Miles is a director of Sears, Roebuck & Co., Dean Witter, Discover
                                  & Co., the Grocery Manufacturers of America,
                                  Inc. and the National Multiple Sclerosis So-ciety and a trustee of The Conference Board and Northwestern University. Mr. Miles is a member of the Executive, Finance and Public
                                  Affairs and Social Responsibility Commit-tees.

             Director since
             1989

             Age: 54

- -------------------------------------------------------------------------------

             RUPERT MURDOCH       Mr. Murdoch became publisher of News Limited
             Chairman and         of Australia in 1954 and in 1959 assumed the
             Chief Executive      position of chief executive of the subse-
             of The News          quently formed parent company, The News Cor-
             Corporation          poration Limited, the interests of which in-
[PHOTO]      Limited, New         clude TV Guide and Twentieth Century Fox in
             York, NY,            the United States and The Times and Sunday
             publishing,          Times in the United Kingdom. Mr. Murdoch is
             motion pictures      a member of the Compensation and Public Af-
             and television       fairs and Social Responsibility Committees.

             Director since
             1989

             Age: 63
- -------------------------------------------------------------------------------

             WILLIAM MURRAY       First employed by the Company in 1970, Mr.
             President and        Murray became Vice Chairman in 1987. He as-
             Chief Operating      sumed his present position in 1991. Mr. Mur-
             Officer              ray is a member of the board of trustees of
                                  The Alvin Ailey American Dance Theater, the
[PHOTO]                           American Museum of Natural History, the
                                  Polytechnic University and the United Negro
                                  College Fund. He is a member of the Execu-tive and Finance Committees and an ex-officio member of the Committee on Public
                                  Affairs and Social Responsibility.

             Director since
             1984

             Age: 58

- -------------------------------------------------------------------------------

             JOHN D. NICHOLS      Mr. Nichols assumed his present position
             Chairman and         with Illinois Tool Works in 1986. He serves
             Chief Executive      as a director of Household International
             Officer, Illinois    Corporation, Rockwell International Corpora-
[PHOTO]      Tool Works,          tion, Stone Container Corporation, the Art
             Glenview, IL         Institute of Chicago, Junior Achievement of
                                  Chicago, the Lyric Opera of Chicago and the Museum of Science and Industry and as a trustee of the Chicago Symphony Orchestra and the University of Chicago. He is a mem-ber of the Nominating and Public Affairs and Social Responsibility Committees.

             Director since
             1992

             Age: 63

- -------------------------------------------------------------------------------

             RICHARD D.           Mr. Parsons became chief executive officer
             PARSONS              of The Dime Savings Bank of New York, FSB in
             Chairman and         July 1990, having served as president and
             Chief Executive      chief operating officer from July 1988. He
[PHOTO]      Officer, The Dime    became chairman in 1991. From 1979 to July
             Savings Bank of      1988, he had been a partner in the law firm
             New York, FSB,       of Patterson, Belknap, Webb & Tyler. Mr.
             New York, NY         Parsons also serves as a director of the
                                  Federal National Mortgage Association, Time-
                                  Warner, Inc., the Metropolitan Museum of Art and the Rockefeller Brothers Fund and as a trustee of Howard University. He is a member of the Audit, Executive and Public Affairs and Social Responsibility Committees.

             Director since
             1990

             Age: 45

- -------------------------------------------------------------------------------

             ROGER S. PENSKE      Mr. Penske has been president of Penske Cor-
             President, Penske    poration since 1969. He is also chief execu-
             Corporation,         tive officer of Detroit Diesel Corporation
             transportation       and Penske Truck Leasing Corporation. Mr.
             service, and         Penske serves as a director of American Ex-
[PHOTO]      Chief Executive      press Company, Conner Peripherals, Inc.,
             Officer, Penske      Gulfstream Aerospace Corporation and Lehman
             Truck Leasing        Brothers Holdings Inc. and as a trustee of
             Corporation and      the Henry Ford Museum and Greenfield Vil-
             Detroit Diesel       lage. He is a member of the Finance Commit-
             Corporation,         tee.
             Detroit, MI

             Director since
             1991

             Age: 56

- -------------------------------------------------------------------------------

             JOHN S. REED         Mr. Reed assumed his present positions with
             Chairman of          Citicorp and Citibank, N.A. in 1984. He also
             Citicorp and         serves as a director of Monsanto Company, as
             Citibank, N.A.,      a member of the Corporation, Massachusetts
[PHOTO]      New York, NY         Institute of Technology, and as a trustee of
                                  the Rand Corporation, the Spencer Foundation
             Director since       and Memorial Sloan-Kettering Cancer Center.
             1975                 He is chairman of the Compensation Committee
                                  and a member of the Audit, Corporate Em-
             Age: 55              ployee Plans Investment, Executive, Finance
                                  and Nominating Committees.

- -------------------------------------------------------------------------------

             JOHN M. RICHMAN      First employed by Kraft in 1954, Mr. Richman
             Counsel,             served Kraft, Kraft General Foods and the
             Wachtell, Lipton,    Company in various executive capacities.
             Rosen & Katz,        Upon his retirement in 1989, he became coun-
[PHOTO]      Chicago, IL,         sel to Wachtell, Lipton, Rosen & Katz, a law
             attorneys            firm which has performed and can be expected
                                  to continue to perform legal services for
             Director since       the Company. Mr. Richman is also a director
             1988                 of Continental Bank Corporation and Conti-
                                  nental Bank, N.A., R.R. Donnelley & Sons
             Age: 66              Company, USX Corporation and the Evanston
                                  Hospital Corporation. He is chairman of the Chicago Symphony Orchestra and a trustee of Northwestern University. Mr. Richman is chairman of the Committee on Public Affairs and Social Responsibility and a member of the Corporate Employee Plans Investment, Ex-ecutive and Nominating Committees.

- -------------------------------------------------------------------------------

             HANS G. STORR        First employed by the Company in 1955, Mr.
             Executive Vice       Storr was named its Chief Financial Officer
             President and        in 1979. He was named a Senior Vice Presi-
             Chief Financial      dent in 1987 and an Executive Vice President
[PHOTO]      Officer and          in 1991. Since the formation of Philip Mor-
             Chairman and         ris Capital Corporation in 1982, he has
             Chief Executive      served as its Chief Executive Officer. Mr.
             Officer of Philip    Storr is a member of the American Institute
             Morris Capital       of Certified Public Accountants and a direc-
             Corporation          tor and treasurer of the International Ten-
                                  nis Hall of Fame. He is chairman of the Fi-nance Committee and is a member of the Cor-porate Employee Plans Investment Committee.

             Director since
             1983


             Age: 62
- -------------------------------------------------------------------------------

             STEPHEN M. WOLF      Mr. Wolf assumed his present position with
             Chairman and         UAL Corporation and United Air Lines, Inc.
             Chief Executive      in 1987. He serves as a director of Chicago-
             Officer, UAL         Cities in School and the Rush-Presbyterian-
[PHOTO]      Corporation and      St. Luke's Medical Center and as a trustee
             United Air Lines,    of the Art Institute of Chicago, the Chicago
             Inc., Chicago, IL    Symphony Orchestra, The Conference Board and
                                  Northwestern University.

             Director since
             November 24, 1993

             Age: 52
- -------------------------------------------------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Huntley (who is a member of the Compensation Committee) is counsel to Hun-ton & Williams, which firm acts as counsel to the Company. In 1993, the Company paid Hunton & Williams fees of $7,129,487. Messrs. Brown, Douglas, Murdoch and Reed are the other members of the Compensation Committee.

COMPENSATION OF DIRECTORS

Directors who are full-time employees of the Company receive no additional com-pensation for services as a director. In 1993, non-employee directors received an annual retainer of $26,000 and fees of $1,000 for each Board meeting attend-ed, $1,000 ($2,000 for the chairman) for each meeting attended of the Audit, Compensation, Corporate Employee Plans Investment, Executive, Finance, Nominat-ing and Public Affairs and Social Responsibility Committees and $500 ($1,000 for the chairman) for each other committee meeting attended. The chairman of the Compensation Committee receives $10,000 for additional services rendered in connection with certain of the Company's compensation plans.

Each director who is not employed by the Company and was not so employed on January 1, 1990 receives annually on May 1 a share distribution equal to the lesser of (i) 400 shares or (ii) that number of shares of Common Stock having an aggregate fair market value equal to 100% of the cash retainer fee paid dur-ing the preceding twelve months. On May 1, 1993, each such director received 400 shares of Common Stock.

The 1992 Compensation Plan for Non-Employee Directors permits a director to de-fer meeting fees and all or a part of the retainer fee. Deferred amounts are "credited" to an unfunded account and may be "invested" in four "investment choices" which are the same as those offered under the Philip Morris Deferred Profit-Sharing Plan and which are used to determine the "earnings" that are credited for bookkeeping purposes. Subject to certain restrictions, the direc-tor is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

Under the Pension Plan for Directors, any director who was not an employee of the Company, who ceases to be a director at his or her normal retirement date and who has completed five years of accredited service is entitled until death to an annual pension (payable monthly) equal to the annual cash retainer in ef-fect on his or her retirement date plus 25% of attendance fees for up to twen-ty-four Board meetings earned during the two years before retirement. A quali-fying director retiring before his or her normal retirement date but after age 60 and after completing five years of accredited service is entitled for a pe-riod equal to his or her accredited service to monthly pension payments. In the event of a change in control, a retiring director, not otherwise eligible for a pension benefit, will receive monthly payments for a period equal to his or her accredited service.

The Company has entered into employment agreements with each of its officer-di-rectors as described below under "Executive Compensation--Certain Agreements."

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information, as of February 1, 1994, as to the beneficial ownership of Common Stock of the Company, including shares of Common Stock as to which a right to acquire ownership within sixty days exists (for example, through the exercise of stock options or through various trust ar-rangements), of each director, each nominee for director, each executive offi-cer named in the Summary Compensation Table and of the directors and executive officers of the Company as a group. The beneficial ownership of each director, nominee and officer and of the group is less than 1% of outstanding shares.

                                               SOLE VOTING
                                              AND INVESTMENT           AGGREGATE
   NAME                                         POWER (1)    OTHER (2)   TOTAL
   ----                                       -------------- --------- ---------
   Elizabeth E. Bailey.......................       4,335                  4,335
   Geoffrey C. Bible.........................     252,167      11,200    263,367
   Murray H. Bring...........................     120,973       9,800    130,773
   Harold Brown..............................       2,335       1,200      3,535
   J.A. Cordido-Freytes......................       6,735                  6,735
   William H. Donaldson......................      10,735         932     11,667
   Paul W. Douglas...........................       9,535                  9,535
   Jane Evans................................       3,713                  3,713
   Robert E.R. Huntley.......................       7,435       1,200      8,635
   John M. Keenan............................     168,983       9,800    178,783
   Hamish Maxwell............................     474,582     219,500    694,082
   Richard P. Mayer..........................     183,383                183,383
   Michael A. Miles..........................     858,467      33,600    892,067
   T. Justin Moore, Jr.......................      11,145      17,300     28,445
   Rupert Murdoch............................       1,635         350      1,985
   William Murray............................     385,056      28,000    413,056
   John D. Nichols...........................       1,900                  1,900
   Richard D. Parsons........................       1,835                  1,835
   Roger S. Penske...........................       2,035                  2,035
   John S. Reed..............................      12,477                 12,477
   John M. Richman...........................      28,185                 28,185
   Hans G. Storr.............................     364,289      27,600    391,889
   Stephen M. Wolf...........................       1,000                  1,000
   Group.....................................   3,424,457     382,482  3,806,939

- --------
(1) Includes maximum number of shares subject to purchase before April 1, 1994 upon the exercise of stock options as follows: G.C. Bible, 219,000; M.H. Bring, 98,610; J.M. Keenan, 148,666; H. Maxwell, 100,000; R.P. Mayer, 182,480; M.A.
Miles, 772,200; W. Murray, 54,870; H.G. Storr, 87,320; and group, 2,181,066.

(2) Includes shares held in certain fiduciary capacities (including such hold-ings by a spouse) and shares owned by spouses, minor children and other rela-tives sharing the home of the nominee, director or officer. With the exception of Mr. Moore, beneficial ownership of these shares is disclaimed by all named individuals. Mr. Moore disclaims any beneficial interest in 1,300 shares held by his spouse. Also includes shares held jointly with spouse and shares of re-stricted stock.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS:

The Company's mission is to be the most successful consumer packaged goods com-pany in the world. The Committee, whose members consist entirely of non-em-ployee directors, fully supports the Company's mission. In furtherance of that mission, the Committee is responsible for administering total compensation pro-grams which will enable the Company to:

  . Hire, develop, reward and retain the highest quality of managers possi-ble;

  . Emphasize the relationship between pay and performance by placing a sig-nificant portion of compensation at risk and subject to the achievement of financial goals and objectives;

  . Maximize real growth-driven financial performance, balancing appropri-ately the short and long-term goals of the Company; and

  . Align the interests of managers with those of stockholders through the use of stock options to link a significant portion of compensation to in-creases in stockholder value.

COMPONENTS OF COMPENSATION. The Committee relates total compensation levels for the Company's senior executives to the compensation paid to executives of the peer group of companies set forth on page 12. All elements of compensation are valued when making comparisons to this peer group. The Committee takes into ac-count both the performance and size of the Company relative to the performance and size of the companies in the peer group.

The Committee believes that compensation for executive officers should be linked to performance. Accordingly, the compensation of the Company's senior executives should be at or near the top quartile of compensation paid to execu-tives of the peer group when Company performance exceeds that of the peer group. When Company performance is at or near the median of the peer group, to-tal compensation should be at or near the median of the peer group. Should the Company's performance fall below the performance of the peer group, the compen-sation paid to the senior executives should be below the median compensation paid to the peer group. To achieve a further correlation between executive com-pensation and performance, approximately two-thirds of the compensation paid to the executive officer group is variable incentive compensation. Variable incen-tive compensation comprises stock-based and cash incentives and is paid through annual cash bonuses, stock option grants and long-term performance awards.

By design, approximately 50% of a senior executive's variable at-risk compensa-tion consists of stock based compensation in the form of stock options with an exercise price at, or in some cases above, fair market value on date of grant. Historically, as the Company's stock price has appreciated from year to year, stockholder value has increased and the executives' stock related compensation has also increased. In 1993, actions were taken to reposition the Company for long term growth and profitability. As the result of these actions, there was a decline in the Company's stock price and the value of shares held by many stockholders. Correspondingly, there was also a decline in the value of the stock owned outright and options held by the executives of the Company.

The Company's policy is to qualify compensation paid to its executive officers for deductibility for Federal income tax purposes to the extent feasible. How-ever, under certain circumstances, elements of annual compensation, such as perquisites and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, may cause an executive offi-cer's income to exceed deductible limits. In addition, to maintain a competi-tive position within the peer group, the Committee retains the authority to au-thorize other payments, including salary and bonuses, that would not be deduct-ible.

BASE SALARY. By design, one-third of executive compensation, base salary, is based on an evaluation of a variety of factors including level of responsibili-ty, time in position, prior experience, individual performance and a comparison of salaries paid within the peer group.

In 1993, Mr. Miles and Mr. Murray, at their own recommendation and with the agreement of the Compensation Committee, did not receive base salary increases. As a result, Mr. Miles's base compensation was 4% below the median and 17% be-low the top quartile of base compensation paid to the chief executive officers of the peer group. The salaries reported in the Summary Compensation Table for Messrs. Miles and Murray for 1993 show an increase over 1992 only because of 1992 salary increases which were implemented on July 1, 1992.

ANNUAL INCENTIVES. Annual cash bonuses are provided to senior executives and middle management employees based, at the corporate level, upon revenues, oper-ating income, return on equity, net earnings and earnings per share as measured against the financial results of the previous year as well as against the stra-tegic business plan. At the operating company level, revenues, operating in-come, return on management investment and volume are measured against the prior year and the strategic business plan.

For 1993, the Committee awarded bonuses based on a qualitative evaluation of overall corporate financial performance and operating company performance. Each named executive officer's bonus was based on either a corporate or an operating company rating, which was then adjusted by individual performance as measured against stated goals. For example, Mr. Bible's award was determined based on an evaluation of the financial performance and the achievement of strategic initiatives of Philip Morris' worldwide tobacco operations. Mr. Mayer's award was based on an evaluation of Kraft General Foods North America's financial performance and achievement of strategic initiatives and Mr. Keenan's on that of Kraft General Foods International. The awards for Messrs. Miles, Murray and Storr were based on overall company performance. All individual bonuses also reflect individual performance against each executive's individual goals for the year.

Mr. Miles's 1993 annual incentive award of $345,000 was 50% less than the tar-get award established by the Committee and was 62% less than the award he re-ceived in 1992. Mr. Miles's 1993 award primarily reflects 1993 operating income which was less than that of 1992. This reduction in operating income was pri-marily the result of the strategic decision taken to reduce the price of Marl-boro and other cigarette brands. Upon review, the Committee believes the result of the actions taken to reposition the domestic cigarette business for long term growth and profitability is likely to be positive over time.

Mr. Miles's base salary plus annual bonus resulted in a cash compensation pack-age that placed him 25% below the median of cash compensation paid to the chief executive officers of the peer group.

The Committee has established objective performance goals for annual incentive bonuses for the year 1994 for the officers named in the Summary Compensation Table but has reserved the discretion to reduce or eliminate the amount payable even if the performance goals are in fact attained. Accordingly, it is believed that any bonuses paid upon attainment of these performance goals will be de-ductible for Federal income tax purposes.

LONG-TERM INCENTIVES. The Company's 1992 Incentive Compensation and Stock Op-tion Plan (the "Plan") provides that stock options and long-term performance awards may be granted to individuals who contribute to the management, growth and profitability of the Company.

  . STOCK OPTIONS. Stock options are used as the primary long-term incentive vehicle. The Committee believes that its stock option program is very im-portant in enabling the Company to attract and retain the highest quality managers.

   The size of stock option grants is based primarily on competitive prac-tice and is generally targeted to be at the 55th percentile of the peer group. However, the size of stock option awards can be adjusted upward or downward based on a subjective evaluation of individual contribution and potential. The Committee's objective is to deliver a competitive award opportunity, based on the aggregate exercise price of the shares subject to the option. As a result, the number of shares underlying stock option awards varies and is dependent on the stock price on the date of grant.

   In granting a stock option for 125,000 shares to Mr. Miles in 1993, the Committee considered Mr. Miles's individual performance and the compensa-tion practices of the peer group.

   The Committee has been advised that compensation arising from the exer-cise of outstanding stock options as well as options to be granted under the Plan will be deductible for Federal income tax purposes.

  . LONG-TERM PERFORMANCE AWARDS. Long-Term Performance Awards focus on both corporate and operating unit performance during a three-year performance cycle. The amount of the award earned by each participant at the corpo-rate level is based entirely upon corporate performance. For participants in operating units, corporate and operating unit performance are weighted equally in determining the amount of the award.

   Awards have been granted for the three-year cycle ending December 31, 1995. The Committee will determine in 1996 the actual amount of the awards earned based upon a subjective evaluation of quantitative and qualitative performance objectives linked to the following seven key strategic initiatives:

   .Generating volume increases;

   .Optimizing product/price value to meet consumer expectations;

   .Revitalizing marketing skills and advertising;

   .Maximizing productivity and synergy;

   .Building management depth (succession planning);

   .Addressing legal, legislative and regulatory challenges; and

   .Simplifying the organizational structure.

   The Committee will focus on the success in achieving strategic initiatives and related financial objectives and will also consider per-formance of the Company compared to the peer group. Adjustments can also be made to reflect individual performance.

   Target awards are expressed as a percentage of total cash compensation, base salary and annual bonuses, earned during the three-year performance cycle. Target award levels are established based upon evaluation of com-petitive practice. The awards actually earned can range from 0% to 180% of the target award.

   The Committee has been advised that as a result of the deferral of pay-ment, awards, when paid, will be deductible by the Company for Federal income tax purposes.

                                          COMPENSATION COMMITTEE

                                          John S. Reed, Chairman
                                          Harold Brown
                                          Paul W. Douglas
                                          Robert E. R. Huntley
                                          Rupert Murdoch

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (1):


               [A PERFORMANCE GRAPH APPEARS HERE. THE FOLLOWING
            CHART DESCRIBES THE INFORMATION INCLUDED IN THE GRAPH.]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG PHILIP MORRIS, PEER GROUP, S&P 500 INDEX AND S&P FOODS/BEV/TOBACCO INDICES

                                                        S&P 500 Foods/
Measurement Period       Philip    Peer      S&P 500  Beverages/Tobacco
(Fiscal Year Covered)    Morris    Group     Index        Indices
- ---------------------   --------- --------- ---------  -------------
Measurement PT -
12/31/88                $ 100.00  $ 100.00  $ 100.00   $ 100.00

FYE 12/89               $ 169.08  $ 131.45  $ 131.59   $ 137.32
FYE 12/90               $ 217.42  $ 146.97  $ 127.49   $ 150.35
FYE 12/91               $ 346.32  $ 189.95  $ 166.17   $ 213.24
FYE 12/92               $ 342.99  $ 184.18  $ 178.81   $ 211.63
FYE 12/93               $ 259.83  $ 192.52  $ 196.75   $ 194.60

Assumes $100 invested on December 31, 1988 in Philip Morris Common Stock, S&P 500 Index, S&P 500 Beverages (Alcoholic), S&P 500 Foods and S&P 500 Tobacco In-dices (2) and Peer Group (3).
- --------
(1) Total return assumes reinvestment of dividends on a quarterly basis.

(2) No standardized industry index is considered a comparable peer group. The following companies constitute the S&P 500 Beverages (Alcoholic), S&P 500 Foods and S&P 500 Tobacco Indices: Adolph Coors Company, American Brands, Inc., Anheuser-Busch Companies, Inc., Archer-Daniels-Midland Company, Borden, Inc., Brown-Forman Corporation, Campbell Soup Company, ConAgra, Inc., CPC Interna-tional Inc., General Mills, Inc., Gerber Products Company, H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Pet Incorporated, The Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, The Seagram Company Ltd., UST Inc. and Wm. Wrigley Jr. Company. Although the Company is a component of the S&P 500 Tobacco Index, it has been excluded for the purpose of this pre-sentation.

(3) The Peer Group consists of the following companies, selected on the basis of size, complexity and return to stockholders: American Brands, Inc., American Home Products Corporation, Amoco Corporation, Anheuser-Busch Companies, Inc., ARCO, The Boeing Company, Bristol-Myers Squibb Company, Chevron Corporation, The Coca-Cola Company, ConAgra, Inc., CPC International, Inc., E.I. du Pont de Nemours and Company, Exxon Corporation, General Electric Company, General Mills, Inc., H.J. Heinz Company, International Business Machines Corporation, Johnson & Johnson, Merck & Co., Inc., Mobil Corporation, PepsiCo, Inc., Pfizer, Inc., The Procter & Gamble Company, RJR Nabisco, Inc., Sara Lee Corporation and Texaco Inc. Because of a change in the nature of its business which occurred in 1993, Ralston Purina Company is no longer included in the Peer Group.

SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                           ANNUAL COMPENSATION                COMPENSATION
                                    ------------------------------------- --------------------
                                                                          AWARDS (2)  PAYOUTS
                                                                          ---------- ---------     ALL
                                                              OTHER       SECURITIES              OTHER
NAME AND PRINCIPAL                                            ANNUAL      UNDERLYING           COMPENSATION
POSITION                       YEAR  SALARY       BONUS  COMPENSATION (1)  OPTIONS   LTIP (3)     (1)(4)
- ------------------             ---- ---------    ------- ---------------- ---------- --------- ------------
                                        $           $           $            SHS.        $          $
Michael A. Miles.............. 1993 1,000,000(5) 345,000       9,558       125,000         -0-   150,000
 Chairman of the Board &       1992   950,000    900,000      12,117       575,000   2,191,104   142,500
 Chief Executive Officer       1991   807,501    850,000                    68,200         -0-
William Murray................ 1993   900,000(5) 284,000         -0-        92,350         -0-   135,000
 President & Chief Operating   1992   857,500    750,000         -0-        54,870   2,264,541   128,625
 Officer; Vice Chairman        1991   765,000    700,000                    59,400         -0-
Geoffrey C. Bible............. 1993   725,000    580,000      18,402        91,720         -0-   108,750
 Executive Vice President,     1992   637,500    550,000      24,817        36,400   1,672,539    95,625
 Worldwide Tobacco
 Executive Vice President,     1991   575,000    475,000                    39,600         -0-
 International
Richard P. Mayer.............. 1993   657,692    450,000         -0-        62,210         -0-    35,432
 Chairman & Chief Executive    1992   629,143    416,000         355        72,880   1,140,701    34,423
 Officer, Kraft General        1991   510,256    327,352                    39,600         -0-
  Foods North America
John M. Keenan................ 1993   540,996    360,000         -0-        49,120         -0-    25,354
 President & Chief Executive   1992   485,162    300,535         -0-        24,390   1,116,805    29,001
 Officer, Kraft General        1991   443,333    320,411                    23,100         -0-
  Foods International
Hans G. Storr................. 1993   565,000    168,000         -0-        44,620         -0-    84,750
 Executive Vice President &    1992   525,000    495,000         -0-        28,520   1,082,555    78,750
 Chief Financial Officer       1991   470,000    450,000                    30,800         -0-

- --------
(1) Pursuant to the rules of the Securities and Exchange Commission, informa-tion with respect to 1991 has been omitted.

(2) At December 31, 1993, each of the named executive officers held shares of restricted stock, with a value at such date, as follows: M.A. Miles, 33,600 shares, $1,869,000; W. Murray, 28,000 shares, $1,557,500; G.C. Bible, 11,200 shares, $623,000; J.M. Keenan, 9,800 shares, $545,125; and H.G. Storr, 19,600 shares, $1,090,250.

(3) In 1990, long-term performance awards were made to a limited number of se-nior executives. The awards were tied to the achievement over a three-year pe-riod of corporate or business unit performance criteria as adjusted to recog-nize individual accomplishments. The information in this column reflects the amount earned for the three-year period ended December 31, 1992.

(4) Amounts in this column consist of allocations to defined contribution plans.

(5) In 1993, Messrs. Miles and Murray, at their own recommendation and with the agreement of the Compensation Committee, did not receive salary increases. Sal-aries reported for 1993 exceed those reported for 1992 because of salary in-creases that became effective July 1, 1992.

1993 OPTION GRANTS

                                      % OF TOTAL
                             NO. OF   SHARES FOR
                             SHARES     WHICH                           GRANT
                           UNDERLYING  OPTIONS                          DATE
                            OPTIONS   GRANTED TO EXERCISE EXPIRATION   PRESENT
NAME                        GRANTED   EMPLOYEES   PRICE      DATE    VALUE(1)(2)
- ----                       ---------- ---------- -------- ---------- -----------
Michael A. Miles..........  125,000      1.49%   $49.0625  6/27/03   $1,153,750
William Murray............   92,350      1.10     49.0625  6/27/03      852,391
Geoffrey C. Bible.........   91,720      1.09     49.0625  6/27/03      846,576
Richard P. Mayer..........   62,210      0.74     49.0625  6/27/03      574,198
John M. Keenan............   49,120      0.58     49.0625  6/27/03      453,378
Hans G. Storr.............   44,620      0.53     49.0625  6/27/03      411,843

- --------
(1) Options are not exercisable until one year after the date of grant. However, in the case of death, permanent disability or retirement, the Compensation Committee has the discretion to accelerate vesting.

(2) Grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted by the Company to its executives differ from exchange traded options in three key respects: options granted by the Company to its executives are long-term, non-transferable and subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of op-tions, including the volatility of and dividend yield on the security under-lying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table, a factor of 25.13% has been assigned to the volatility of the Common Stock, based on daily stock market quotations for the five years preceding the date of grant, the yield on the Common Stock has been set at 5.299%, based upon its annual dividend rate of $2.60 per share at date of grant, the risk-free rate of return has been fixed at 5.96%, the rate for a ten-year U.S. Treasury
Note in June 1993, the month of grant, as reported in the Federal Reserve Sta-tistical Release, H.15(519), and the actual option term of ten years has been used. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The ac-tual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

1993 OPTION EXERCISES AND YEAR-END VALUE

                                                   TOTAL NUMBER OF
                          NUMBER OF               SHARES UNDERLYING          TOTAL VALUE OF
                           SHARES                UNEXERCISED OPTIONS    UNEXERCISED, IN-THE-MONEY
                         ACQUIRED ON  VALUE       HELD AT DECEMBER      OPTIONS HELD AT DECEMBER
NAME                      EXERCISE   REALIZED         31, 1993                 31, 1993(1)
- ----                     ----------- -------- ------------------------- -------------------------
                                              EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                                              ----------- ------------- ----------- -------------
Michael A. Miles........     -0-      $ -0-     772,200      125,000    $1,949,812    $820,313
William Murray..........     -0-        -0-      54,870       92,350           -0-     606,047
Geoffrey C. Bible.......     -0-        -0-     219,000       91,720     3,223,187     601,912
Richard P. Mayer........     -0-        -0-     182,480       62,210       890,625     408,253
John M. Keenan..........     -0-        -0-     148,666       49,120     2,397,982     322,350
Hans G. Storr...........     -0-        -0-      87,320       44,620       243,250     292,819

- --------
(1) Based on the closing price of the Common Stock on December 31, 1993, $55 5/8.

LONG-TERM INCENTIVE PLAN--AWARDS IN 1993

                                    PERFORMANCE
                          NUMBER OF PERIOD UNTIL
NAME                      UNITS (1)  MATURATION   ESTIMATED FUTURE PAYOUTS (2)(3)
- ----                      --------- ------------  -------------------------------
                                                  THRESHOLD   TARGET    MAXIMUM
                                                  --------- ---------- ----------
Michael A. Miles.........    -0-          3 yrs.    $-0-    $2,017,500 $3,631,500
William Murray...........    -0-          3          -0-     1,776,000  3,196,800
Geoffrey C. Bible........    -0-          3          -0-     1,957,500  3,523,500
Richard P. Mayer.........    -0-          3          -0-     1,661,538  2,990,768
John M. Keenan...........    -0-          3          -0-     1,351,494  2,432,689
Hans G. Storr............    -0-          3          -0-       879,600  1,583,280

- --------
(1) Participants are not awarded a number of units. Rather, awards are ex-pressed as a percentage of aggregate salary and annual bonus earned by the par-ticipant during the three-year performance cycle commencing January 1, 1993 and ending December 31, 1995.

(2) Estimated future payouts ("earned awards") are predicated upon the achieve-ment of overall corporate and operating unit performance goals, including fi-nancial and non-financial goals, and may be adjusted for individual perfor-mance. Because future payouts are based on three-year total cash compensation, the amount of the target award opportunity is not presently determinable. How-ever, an estimate is provided based upon the assumption that the amount of sal-ary and annual bonus earned in 1993 is earned in each year of the three-year performance cycle. The target award opportunities expressed as a percentage of total cash compensation range from 40% to 50% based on the executive's position in the Company.

(3) A participant's earned award can range from 0% to 180% of the target award opportunity.

PENSION PLAN TABLE--PHILIP MORRIS RETIREMENT PLAN

 FIVE-YEAR
  AVERAGE
COMPENSATION                       YEARS OF SERVICE (1)
- ------------    --------------------------------------------------------------------
                   15           20            25             30             35
                --------     --------     ----------     ----------     ----------
 $  500,000     $130,156     $173,541     $  216,927     $  260,312     $  303,697
    750,000      195,781      261,041        326,302        391,562        456,822
  1,000,000      261,406      348,541        435,677        522,812        609,947
  1,250,000      327,031      436,041        545,052        654,062        763,072
  1,500,000      392,656      523,541        654,427        785,312        916,197
  1,750,000      458,281      611,041        763,802        916,562      1,069,322
  2,000,000      523,906      698,541        873,177      1,047,812      1,222,447
  2,500,000      655,156      873,541      1,091,927      1,310,312      1,528,697

- --------
(1) At February 1, 1994, Messrs. Miles, Murray, Bible and Storr had accredited service of 3, 24, 10 and 39 years, respectively. Reference is made to the mate-rial appearing under the caption "Kraft General Foods Retirement Plan" for ad-ditional information. Mr. Bible is also eligible to receive a retirement bene-fit under the retirement plan of a Swiss subsidiary of the Company. At his cur-rent annual salary, upon retirement at age 65, he would receive, in addition to the retirement allowances payable to him under the Philip Morris Retirement Plan and the Kraft General Foods Retirement Plan (see below), an annual benefit of SFr.310,325 (approximately $214,150 on February 1, 1994.)

Messrs. Miles, Murray, Bible and Storr participate in the Philip Morris Retire-ment Plan (the "Retirement Plan") which is a non-contributory plan maintained for the benefit of certain employees of the Company. The Retirement Plan pro-vides for fixed retirement benefits in relation to the participant's years of accredited service, five-year average compensation (the highest average annual compensation during any period of five consecutive years out of the ten years preceding retirement) and applicable social security covered compensation amount. Allowances are payable upon retirement at the normal retirement age and at earlier ages. Compensation includes the amounts shown as annual salary and bonus in the Summary Compensation Table. At December 31, 1993, five-year aver-age compensation for Mr. Murray was $1,354,500; Mr. Bible, $963,139; and Mr. Storr, $860,600. However, a participant with more than 35 years of accredited service is limited to the greater of a full retirement allowance based upon 35 years of service and five-year average compensation, including annual bonus awards, or a full retirement allowance based on all service and five-year aver-age compensation, excluding such awards.

Examples of annual retirement allowances payable under the Retirement Plan are set forth in the above table. The examples, which assume retirement at the nor-mal retirement age of 65, are based upon the social security covered compensa-tion amount in effect for an employee attaining age 65 in calendar year 1994.

PENSION PLAN TABLE--KRAFT GENERAL FOODS RETIREMENT PLAN

 FIVE-YEAR
  AVERAGE
COMPENSATION                       YEARS OF SERVICE (1)
- ------------    --------------------------------------------------------------------
                   15           20            25             30             35
                --------     --------     ----------     ----------     ----------
$  500,000      $124,257     $165,677     $  207,096     $  248,515     $  261,015
   750,000       187,070      249,427        311,783        374,140        392,890
 1,000,000       249,882      333,177        416,471        499,765        524,765
 1,250,000       312,695      416,927        521,158        625,390        656,640
 1,500,000       375,507      500,677        625,846        751,015        788,515
 1,750,000       438,320      584,427        730,533        876,640        920,390
 2,000,000       501,132      668,177        835,221      1,002,265      1,052,265
 2,500,000       626,757      835,677      1,044,596      1,253,515      1,316,015

- --------
(1) At February 1, 1994, Messrs. Miles, Bible, Mayer and Keenan had accredited service of 9, 1, 4 and 30 years, respectively. Reference is made to the footnote to the Pension Plan Table--Philip Morris Retirement Plan for additional information with respect to Mr. Bible.

Messrs. Miles, Bible, Mayer and Keenan will be eligible for benefits under or participate in the Kraft General Foods Retirement Plan (the "KGF Retirement Plan") which provides for fixed retirement benefits in relation to the participant's years of service, five-year average compensation (the highest average annual compensation during any period of five consecutive years out of the ten years preceding retirement) and applicable social security covered compensation amount. Compensation includes the amount shown as annual salary and bonus in the Summary Compensation Table. At December 31, 1993, five-year average compensation for Mr. Bible was $963,139; Mr. Mayer, $735,381; and Mr. Keenan, $745,025. The fixed retirement benefit is also dependent upon the periods of service prior to January 1, 1989 in which the participant elected to make contributions.

Examples of annual pension benefits payable under the KGF Retirement Plan are set forth in the above table. The examples, which assume retirement at age 62 or later, are based on the social security covered compensation amount in effect for an employee attaining age 65 in calendar year 1994. Since participant contributions could be substantial in individual cases, the benefit amounts shown in the table may be attributable in certain instances to participant contributions to a significant degree, depending upon retirement date and years of service.

CERTAIN AGREEMENTS. The Company has entered into change of control employment agreements with each of its officer-directors and each of its other executive officers, including those named in the Summary Compensation Table. The agreements provide that, if the executive is terminated other than for cause within three years after a change of control of the Company or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the thirty-day period following the first anniversary of the change of control, the executive is entitled to receive a lump sum severance payment equal to two and one-half times the sum of his base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for excise taxes imposed upon payments under the agreements. Mr. Miles has entered into an employment agreement with the Company which provides that in the event of involuntary termination of employment without cause, he will be entitled to a lump sum cash payment based upon his then current base salary and most recent applicable annual incentive compensation award or a payment pursuant to the severance plan or policy applicable to him, whichever is greater.

                             SELECTION OF AUDITORS

The Audit Committee has recommended to the Board that Coopers & Lybrand, which firm has been the independent accountants of the Company since 1933, be contin-ued as auditors for the Company. The stockholders are being asked to approve the Board's decision to retain Coopers & Lybrand for the fiscal year ending De-cember 31, 1994. A representative of Coopers & Lybrand will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to answer questions.

THE BOARD RECOMMENDS A VOTE FOR.

                             STOCKHOLDER PROPOSALS

Various stockholders have submitted the four proposals set forth below. The name, address and shareholdings of each proponent and co-proponent will be fur-nished upon request to the Secretary of the Company.

Management and the Board take all stockholder proposals very seriously. The following proposals have been duly considered by the Board which has concluded that their adoption would not be in the Company's best interests. For the rea-sons set forth after each proposal, the Board recommends a vote AGAINST each proposal.

                                   PROPOSAL 1

WHEREAS, the Kraft General Foods Division of Philip Morris Companies, Inc. is by far the largest processor, purchaser and marketer of cheese in the United States

WHEREAS, the wholesale prices of all milk and cheese produced in the U.S. closely correlate with trading on the National Cheese Exchange located at Green Bay, Wisconsin

WHEREAS, the Kraft General Foods Division of Philip Morris Companies is the dominant seller of cheese on the National Cheese Exchange (72% of all sales for the period 1988-1992)

WHEREAS, heavy selling at the National Cheese Exchange often lowers the price of all milk at the farmgate and cheese at the plant loading dock, adversely af-fecting the profitability of dairy farms, producer cooperatives and the propri-etary cheese plants which supply us throughout the United States

WHEREAS, the National Cheese Exchange is under investigation by the State of Wisconsin, anti-trust experts and the media

WHEREAS, the numbers of U.S. family-owned dairy farms and independent cheese plants are declining rapidly due in large measure to low wholesale commodity prices and/or periodic price volatility

WHEREAS, we as a company profess to care about farmers, our cheese plant sup-pliers and the maintenance of a competitive, free market system

WHEREAS, the Kraft General Foods Division of Philip Morris has several options for selling excess cheese inventory other than the National Cheese Exchange

WHEREAS, less than 1% of all cheese bought and sold in the United States is traded on the National Cheese Exchange

RESOLVED, shareholders request that the Board of Directors direct management to cease trading on the National Cheese Exchange; and to undertake additional ex-traordinary measures to reform federal dairy pricing policies, to raise and stabilize wholesale milk and cheese prices and to insure competition among our own processing suppliers and the survival of the 145,000 remaining family-oper-ated dairy farms in the United States.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Kraft USA, the division of your Company that markets cheese and dairy products, manages its inventories of these products and ingredients for the purpose of supporting its sales to retail food stores and, ultimately, consumers. Conse-quently, it seeks to produce and procure the needed quantities of cheese at the best mix of quality, price and reliability of supply it can obtain. When Kraft's cheese inventories exceed its needs for sales to food wholesalers and retailers, it attempts to dispose of such unneeded cheese at the best price it can obtain. When the best price is through a sale on the National Cheese Ex-change, Kraft sells its cheese there.

The proposal would require Kraft to manage its cheese inventories not for the economic benefit of the Company but for other purposes, principally raising the price dairy farmers receive for milk. Your Company believes that acting for purposes other than ordinary business purposes would be detrimental to Kraft's business. In addition, the proposal would require your Company to impose on Kraft USA the competitive disadvantage of being the only cheese company in the nation which could not trade on the Exchange.

Equally important, Kraft and the Company are incapable of achieving the pur-poses of the proposal. The prices of cheese and milk are functions of market-place forces and governmental regulation. Kraft, which uses less than 20% of the cheese and less than 11% of the milk produced in the U.S., lacks market-place power to set dairy prices alone, and, were it to attempt to do so in con-cert with one or more competitors, would be subject to charges of collusion in violation of Federal and state antitrust laws. Further, requests that Federal and state dairy pricing policies be changed should be addressed to the appro-priate legislative and regulatory bodies, not to Kraft, which lacks the capac-ity to reform them.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 2

WHEREAS

  --After "two years of wrangling between the EPA and tobacco companies," the "Environmental Protection Agency . . . concluded that "passive' tobacco smoke is a human lung carcinogen" causing 3,000 lung cancer deaths yearly (The Wall Street Journal, 1/6/1993);

  --Since the Report's release, 20 states tightened or considered tightening public smoking laws; 150 local governments enacted smoking bans, the larg-est being Los Angeles despite a massive effort by the tobacco industry to overturn its ban;

  --Our Company joined the tobacco industry seeking a permanent injunction overturning the EPA's findings, alleging EPA officials misused scientific data and EPA regulations promoting anti-smoking objectives. The print me-dia's reaction indicated this strategy to be faulty, if not filled with contradictions:

  --The New York Times headlined an article on the subject: "E.P.A. Finding:
   Tobacco's Loss? Evidence for industry Lawsuit Appears Somewhat Shaky" (6/29/1993); In an editorial entitled, "Let Judge Choke off Tobacco Suit," The Milwaukee Journal editorialized: "In a transparent attempt to stave off further regulation of smoking, the tobacco industry has sued the US Environmental Protection Agency for deeming secondhand cigarette smoke a cancer risk to non-smokers. Now here is a business in deep denial. May the judge assigned to hear the industry's case see this frivolous lawsuit for what it is and throw it out" (6/24/1993).

  --USA Today in its own editorial entitled "Expand No-Smoking Zones to Curb
   Passive Smoke Risk" noted the tobacco industry's lawsuit in light of the current rise in restrictions for smokers and declared: "Small wonder that the tobacco industry is resorting to ever more desperate measures." It continued: "The industry has a lonely battle to fight. It may be the sole entity harmed by smoking restrictions . . . With so much going for them, smoking bans are a valuable tool for those yearning to breathe free" (6/24/1993).

  --The Los Angeles Times, in an editorial 6/25/1993, titled: "Fighting Fire with Smoke," concluded: "The tobacco industry increasingly recognizes the EPA's findings could do what decades of public service announcements about smoking failed to do--dramatically change laws governing smoking. As such, nervous cigarette makers feel themselves backed into a corner. Not sur-prisingly, then, they are lashing out. In a federal suit filed Tuesday, a coalition of tobacco groups wants the EPA report declared null and void. The EPA was biased in its use of scientific findings, the industry con-tends. "The science' of cigarette smoking in humans "is complex,' say the cigarette makers. Perhaps. But the personal and financial cost of smoking-related diseases is quite clear."

  --No labels warn about Environmental Tobacco Smoke (ETS). Since our Company has successfully defended lawsuits brought by actual smokers by arguing that warnings free it from responsibility, we believe that efforts to un-dermine notification of ETS hazards might result in huge awards for lost ETS lawsuits;

RESOLVED that shareholders request Philip Morris to refrain from efforts to op-pose legislation geared to restrict smoking in public places and to cease ex-penditures of funds challenging legitimate studies consistently showing ETS health hazards.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company believes that the lawsuit challenging the EPA's risk assessment and classification of ETS as a Class A (known human) carcinogen, has substantial merit. By using language from certain editorials which express a point of view rather than discuss the facts or merits of the lawsuit, the proponents create the erroneous impression that the EPA's findings are universally supported by all groups other than the tobacco industry. This is not the case.

The Company is participating in the lawsuit because it believes the EPA misused scientific data, exceeded its authority, and failed to follow its own guide-lines, in order to promote an anti-smoking policy.

The Company has never paid money damages to plaintiffs in smoking and health cases, in part because smokers have been found to be well aware of the health risks claimed to be associated with smoking. This was true, even before the warning labels were found to prohibit such failure to warn claims, and remains true today. The proponents offer no proof that ETS lawsuits will be lost, or result in huge awards.

The Company has an absolute right to oppose legislation prohibiting smoking in public places. It is the Company's position that the interests of both smokers and non-smokers can be protected through a policy of accommodation in which public areas are provided for both smoking and non-smoking. The Company also has the right to challenge scientific studies with which it disagrees. It is the Company's position that the scientific evidence does not support claims that ETS is harmful to non-smokers.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 3

WHEREAS

  --Except for last year, domestic tobacco consumption rates declined 1 to 2 percent a year since the mid-1960s, falling from 42% of adult Americans in 1965 to 25.7% of adults in 1991. This decline in tobacco consumption ad-versely impacted domestic tobacco growers;

  --As tobacco prices rose in the 1980s, U.S. companies started looking to foreign markets and, according to farm leaders, subsidized growers in places like Malawi, Argentina, and Brazil to grow tobacco of comparable quality to the American leaf for the domestic market. In 1969 less than 1 percent of the tobacco used in U.S. cigarettes was imported. By 1992, 28 percent of burley and 23 percent of the flue cured was foreign. Burley im-ports alone increased 40 percent between 1990 and 1992 (Washington Post, 5/10/93);

  --The New York Times noted: "Farmers' profit margins have declined while the major manufacturers' profits have risen with Philip Morris' operating income for domestic tobacco doubling since 1986, to nearly $5.2 billion last year. Farmers have been squeezed by a combination of rising costs for labor, fertilizers and chemicals, and the relatively stagnant prices of tobacco leaves, depressed by an influx of cheap foreign imports." (06/06/93);

  --After being challenged about unilateral price increases for domestic cig-arettes even as domestic tobacco purchases and income decreased because of the foreign tobacco purchases, the major U.S. cigarette companies have agreed to support floors for content percentages of domestic tobacco for cigarettes;

  --Given past actions which indicate the tobacco companies have created practices which have enhanced their own profits from tobacco as the income to tobacco farmers has decreased;

  --It has been recognized that the agricultural economy in tobacco-growing states must be diversified and that funds to achieve this must come, in part, from a portion of federal cigarette excise tax revenues, as well as other funding sources;

  --Various recommendations have been developed from within the tobacco-grow-ing community to ease the transition of tobacco farmers from dependency on production for cigarette sales to alternative uses of their land, includ-ing:

      1) reducing or eliminating tobacco acreage by diversification into other crops or land usage;

      2) dedicating a portion of any cigarette excise tax increase for the government to purchase tobacco growing allotments and retire them. In-clusion of tax benefits forfeiting the allotments would also be effec-tive, particularly to farmers re-investing into the growth of alterna-tive crops.

      3) providing grants and low-interest loans to tobacco farmers who change to new crops, to be used for equipment, seeds, nursery stock, new farm equipment, and irrigation systems.

RESOLVED that Philip Morris establish a Committee of the Board to review the Company's connection to its farm-suppliers and to determine how they can be helped in efforts at economic conversion from dependency on tobacco-for-ciga-rettes to use of farmland for other purposes. Furthermore that the Company sup-port legislation to help ease this economic conversion for tobacco-growers at federal and state levels.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Tobacco farming is the cornerstone of the Company's most profitable business. Your Company remains committed to tobacco farming and to the growers who work to produce the U.S. tobacco crop, recognized as the best in the world.

The Company does not own or lease any tobacco producing farmland and is en-tirely dependent upon the production of independent farmers, who generally sell their crops in independent warehouses to dealers who purchase tobacco on the Company's behalf. While the Company has no control over the decision of inde-pendent farmers to raise tobacco or other crops, it is unlikely that tobacco farmers, many of whom already grow tobacco in rotation with other crops, wish to halt their production of tobacco, a highly lucrative crop.

It is the view of your Company that the proposal would not be beneficial either to tobacco growers or to the Company.

THEREFORE, THE BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 4

Resolved: That the shareholders of Philip Morris Companies, Inc. hereby request that the Board of Directors redeem the shareholder rights issued in 1989 unless the issue is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as possible.

SUPPORTING STATEMENT

In 1989, the Board of Directors adopted what is sometimes called a Shareholders Rights Plan.

This is more commonly known as a poison pill. We believe such plans tend to en-trench management and depress companies' stock price. The Board created this plan unilaterally, without consulting shareholders. This proposal attempts to give shareholders an opportunity to express their views on the rights issue and the method by which it was adopted.

Poison pills have become increasingly unpopular in recent years. Since the be-ginning of 1990, Time Warner, United Technologies, LaQuinta Inns, and Lockheed have voluntarily redeemed their poison pills. Since 1990, a majority of voting shareholders at more than 19 companies asked management to either repeal, re-deem or allow a shareholder vote on poison pills, including Kmart, Browning-Ferris, Avon Products and USX.

The effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of poison pill rights plans found that the adoption of poison pills caused companies' stock prices to drop. A 1988 study by Professor Michael Ryngaert, one of the authors of the 1986 SEC study, singled out rights plans like Philip Morris' with discriminatory flip-in provisions for their negative effect on shareholder value. That study found "restrictive pills can have a negative price impact even when active takeover speculation is not present." A 1992 study by Professor John Pound of Harvard's Corporate Voting Research Proj-ect and Lilli A. Gordon of the Gordon Group, found a correlation between high corporate performance and the absence of poison pills.

Given the precipitous decline in Philip Morris stock since April, 1992, the Board should consider redeeming the pill as part of an effort to improve share-holder value.

For these reasons, we believe the unilateral adoption of this poison pill plan by the Board is out of keeping with our company's broader relationship with its shareholders and harms shareholder value. Therefore, we urge a vote in favor of the resolution.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company's Common Share Purchase Rights (the "Rights") encourage potential acquirors to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer and protect stockholders against potential abuses during the takeover process, including certain practices which do not treat all stockholders fairly and equally. The Rights will allow the Board ade-quate time and flexibility to negotiate on behalf of the stockholders and will enhance the Board's ability to negotiate the highest possible bid from a poten-tial acquiror and to develop alternatives which may better maximize stockholder interests, preserve the long-term value of the Company for the stockholders and ensure that all stockholders are treated fairly and equally.

The Rights are not intended to prevent a takeover pursuant to an offer which is in the best interests of all stockholders. The Board may redeem the Rights to permit an acquisition that it determines adequately reflects the value of the Company and to be in the best interests of all stockholders.

The resolution refers to two studies regarding the effect of rights plans on the trading value of the adopting companies' stock. HOWEVER, THE PERFORMANCE GRAPH ON PAGE 12 OF THIS PROXY STATEMENT CLEARLY CONTRADICTS THOSE STUDIES. In addition, March and October 1988 studies by Georgeson & Company Inc., a nation-ally recognized proxy solicitation and investor relations firm, found that com-panies adopting rights plans do not lessen the value of their stock and, more importantly, that companies with rights plans received higher takeover premiums than those companies without rights plans. The March 1988 Georgeson study con-cluded that companies with rights plans received takeover premiums averaging 69% higher than those received by companies not protected by such plans.

The Board specifically examined its duties under Virginia law when it issued the Rights in 1989. The Board recognizes that such duties would be violated if, as the resolution suggests, the Board used the Rights as a device to entrench existing management without regard to the merits of an unsolicited offer to ac-quire the Company.

The Board does not believe that the Rights will deter an acquisition offer that adequately reflects the underlying value of the Company and that is fair to all stockholders. The Board believes that the redemption of the Rights at the pres-ent time would deprive the Board of a key negotiation tool that is invaluable in preserving the long-term value of the Company and protecting all stockhold-ers from coercive and unfair takeover attempts.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

Management knows of no other business which will be presented to the meeting for a vote, except that it has been advised that stockholder proposals not in-cluded in this proxy statement may be presented. If other matters properly come before the meeting, including proposals omitted from this proxy statement and accompanying proxy pursuant to the rules of the Securities and Exchange Commis-sion, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addi-tion to the use of the mails, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting ma-terial to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, at an anticipated cost to the Company of $20,000, plus reimbursement of out-of-pocket expenses.

                              1995 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating Committee for con-sideration as directors may submit names and biographical data to the Secretary of the Company.

The Company's By-Laws prescribe the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 1995 Annual Meeting, presently anticipated to be held April 27, 1995, notice of the nomination must be received by the Company between October 8 and November 7, 1994. The notice must describe various matters regarding the nominee, including the name, ad-dress, occupation and shares held. For a stockholder to bring other matters be-fore the 1995 Annual Meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the pro-posed business, the reasons therefor and other specified matters. For a matter to be included in the Company's proxy statement and proxy for the 1995 Annual Meeting, notice must be received by the Company on or before November 7, 1994. In each case the notice must be given to the Secretary of the Company, whose address is 120 Park Avenue, New York, NY 10017. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written re-quest to the Secretary.

                                          Dede Thompson Bartlett
                                          Vice President and Secretary

March 7, 1994

GRAPHICS APPENDIX

                                      Cross Reference to Page
                                                 of
Omitted Material                            Description
- ----------------                      -----------------------
1. Photographs of Nominees            Pages 3-6
2. Performance Graph                  Page 12

                          PHILIP MORRIS COMPANIES INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
                         ANNUAL MEETING APRIL 21, 1994
R

O Michael A. Miles, William Murray and Murray H. Bring, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on
X the matters set forth on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting, all shares of
Y the undersigned in Philip Morris Companies Inc. (the "Company") at the annual meeting of stockholders to be held at the Philip Morris Manufacturing Center, Richmond, Virginia, April 21, 1994, at 9:30 A.M., and at all adjournments thereof.


        Election of Directors, Nominees:

        Elizabeth E. Bailey, Murray H. Bring, Harold Brown, William H. Donaldson, Paul W. Douglas, Jane Evans, Robert E.R. Huntley, Hamish Maxwell, Michael A. Miles, Rupert Murdoch, William Murray, John D. Nichols, Richard D. Parsons, Roger S. Penske, John S. Reed, John M. Richman, Hans G. Storr and Stephen M. Wolf.

    This card also serves to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of any defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan.

SEE REVERSE. IF YOU WISH TO VOTE IN
ACCORDANCE WITH THE BOARD OF DIRECTORS'             SEE REVERSE SIDE
RECOMMENDATIONS, JUST SIGN ON THE
REVERSE. YOU NEED NOT MARK ANY BOXES.

[X]  PLEASE MARK YOUR                                                   0142
     VOTES AS IN THIS
     EXAMPLE.




THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO
SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS,
FOR THE SELECTION OF AUDITORS AND AGAINST EACH OF THE STOCKHOLDER PROPOSALS.
- --------------------------------------------------------------------------------
              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
- --------------------------------------------------------------------------------
1. Election of Directors (see reverse)
      FOR           WITHHELD
      [_]             [_]
For, except vote withheld from the following nominee(s):


- ----------------------

- --------------------------------------------------------------------------------
2.  Selection of Auditors
      FOR          AGAINST         ABSTAIN
      [_]            [_]             [_]
- --------------------------------------------------------------------------------




NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
- --------------------------------------------------------------------------------
Stockholder Proposal No.1
      FOR          AGAINST         ABSTAIN
      [_]            [_]             [_]

Stockholder Proposal No.2
      FOR          AGAINST         ABSTAIN
      [_]            [_]             [_]

Stockholder Proposal No.3
      FOR          AGAINST         ABSTAIN
      [_]            [_]             [_]

Stockholder Proposal No.4
      FOR          AGAINST         ABSTAIN
      [_]            [_]             [_]
- --------------------------------------------------------------------------------
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
SIGNATURE(S)                                                           DATE